Exhibit 21

Subsidiaries of Graco Inc.

The following are subsidiaries of the Company:

                             Jurisdiction       Percentage of Voting
                                  of            Securities Owned by
  Subsidiary                 Organization           the Company
  -------------------------  ------------       --------------------
  Graco N.V.                    Belgium                100%*
  Graco Canada Incorporated     Canada                 100%
  Graco Chile Limitada          Chile                  100%*
  Graco Europe N.V.             Belgium                100%*
  Graco GmbH                    Germany                100%
  Graco Hong Kong Limited       Hong Kong              100%*
  Graco K.K.                    Japan                  100%
  Graco Korea Inc.              Korea                  100%
  Graco A.S.                    Norway                 100%
  Graco S.A.                    France                 100%*
  Graco S.r.l.                  Italy                  100%*
  Graco Limited                 England                100%*
  Graco Barbados FSC Limited    Barbados               100%

   * Includes shares held by selected directors and/or executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.

The Registrant has additional subsidiaries, which considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.